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                                                                   Exhibit 99.1

Monday May 14, 10:30 pm Eastern Time

Press Release

SOURCE: Bay View Capital Corporation

Bay View Announces Over-Subscription of Rights Offering

SAN MATEO, Calif., May 14 /PRNewswire/ -- Bay View Capital Corporation (NYSE:
BVC - news) announced today that its previously announced $110 million rights offering to its stockholders has been over-subscribed. Together with $27.5 million in equity from standby purchasers in a concurrent offering, Bay View expects to receive aggregate gross proceeds of $137.5 million, the maximum equity infusion sought by the Company. The closing is expected to occur Tuesday, May 15, 2001.

Bay View Capital Corporation President and Chief Executive Officer Robert B. Goldstein said, "We are very pleased with the success of our rights offering. It demonstrates investor confidence in our new business plan. Now that we have the equity to implement this plan, it is our job to make it work. We look forward to the opportunities that lie ahead."

Bay View commenced the offering to its stockholders of rights to purchase 23,965,477 shares at $4.59 per share in April 2001, and the offering period expired on May 14, 2001.

Due to the over-subscription in the rights offering, the standby purchasers will only be making their minimum investment of $27.5 million. Additionally, rights holders exercising their right to subscribe for more than their pro rata portion of the shares offered in the rights offering will receive only a portion of the additional shares they subscribed for. Allocations of these over-subscriptions will be determined in the next few days.

Bay View Capital Corporation is a commercial bank holding company headquartered in San Mateo, California. The Company's principal subsidiary is Bay View Bank, a nationally chartered commercial bank which is the largest deposit franchise exclusively serving the San Francisco Bay Area with 57 full-service branches. Bay View offers a full array of retail and commercial banking products and services to customers throughout the nation.